Exhibit 99.1

PRESS RELEASE

Kardigan Reports Third Quarter 2026 Financial Results and Recent Business Updates

Completed enrollment in Cohort 2 of Phase 2b danicamtiv KINSHIP-DCM trial, topline data expected in 2Q 2027; Phase 3 enrollment underway in both cohorts

Completed enrollment in Phase 2b ataciguat KATALYST-AV trial; Week 48 topline data expected in 2H 2027

Cash position of $591.4 million supports multiple data readouts across all programs through 2027 and initiation of Phase 3 clinical trials

SOUTH SAN FRANCISCO, Calif., and PRINCETON, N.J., Nov 12, 2026 — Kardigan™, Inc. (Nasdaq: KARD) (“Kardigan” or “the Company”), a precision cardiovascular company, today reported financial results for the third quarter ended September 30, 2026, and provided recent business updates.

“We made meaningful progress this quarter in advancing our portfolio of late-stage cardiovascular programs for people who urgently need better treatment options,” said Tassos Gianakakos, co-founder, chief executive officer and board chair of Kardigan. “Completing enrollment in the Phase 2b portion of our Phase 2b/3 adaptive KINSHIP-DCM trial is a significant milestone for danicamtiv and for people with genetic dilated cardiomyopathy. We expect to share topline data from the Phase 2b portion of the study in the second quarter of 2027, representing the first data readout from any placebo-controlled trial of people with dilated cardiomyopathy. From an efficacy standpoint, data across three echocardiography parameters will help us assess the ability of danicamtiv to improve left ventricular function, the hallmark of DCM, while also examining potential to improve left atrial and right ventricular function. Importantly, given the adaptive 2b/3 study design, these data will give us an opportunity to adjust, if necessary, the Phase 3 registrational portion of the study, currently enrolling across both cohorts, to increase our probability of success.

Alongside danicamtiv, we completed enrollment in the Phase 2b KATALYST-AV trial of ataciguat and shared important new evidence at the recent AHA Scientific Session, which increases our confidence in the ataciguat program. We also continue to advance tonlamarsen in the Phase 2 KARDINAL-ASH trial, continuing enrollment with most clinical trial sites activated. For all three of our programs, we have the funding to deliver important value-inflecting data in 2027.”

Third Quarter 2026 and Recent Business Highlights

Danicamtiv: myosin activator in development for genetic and familial dilated cardiomyopathy

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Danicamtiv is designed to restore myosin function and availability, directly targeting the underlying sarcomeric defects in genetic dilated cardiomyopathy (DCM). The Company is currently evaluating danicamtiv in the Phase 2b/3 KINSHIP-DCM adaptive, randomized, placebo-controlled clinical trial in patients with genetic DCM.
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Enrollment is complete in Cohort 2 (patients with non-MYH7/TTN variants or a family history of DCM) of the Phase 2b portion of the KINSHIP-DCM clinical trial, and topline data is expected in the second quarter of 2027; the Phase 3 trial is now enrolling across both cohorts.

Ataciguat: soluble guanylate cyclase activator in development for aortic stenosis

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Ataciguat is an investigational soluble guanylate cyclase (sGC) activator that is designed to restore sGC function to reduce calcium deposition and improve cardiac function. The Company is currently evaluating ataciguat in the Phase 2b KATALYST-AV clinical trial in patients with moderate aortic stenosis.
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On November 6, the Company announced completion of enrollment in the Phase 2b KATALYST-AV clinical trial (n=156) and reported insights from a pre-planned analysis of the baseline data, as well as real-world analyses of approximately 45,000 people with mild-to-moderate aortic stenosis.
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The primary endpoint in KATALYST-AV of aortic valve calcium (AVC) will be assessed at Week 48 to allow the effect on valve calcium to be read alongside measurements of disease progression, including aortic valve area (AVA), LV mass index, stroke volume index and E/e′.
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Real-world data demonstrates that aortic stenosis is a progressive disease of the valve and the myocardium, two areas potentially targeted by the unique mechanism of ataciguat. The data shows that people with both mild and moderate aortic stenosis with cardiac damage are more likely to progress rapidly and have worsening outcomes, which will help inform patient selection for enrichment in the ataciguat Phase 3 registrational trial. This data also provides new insights into the addressable patient population for ataciguat, spanning both mild and moderate aortic stenosis. An update on the Phase 3 trial is expected in the first half of 2027.
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While calcium remains an important independent marker of disease risk, it is not a marker of disease progression. It is best interpreted alongside AVA and measures of cardiac damage to assess ataciguat’s potential to slow the progression of aortic stenosis through its fibro-calcification mechanism.
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An archived webcast highlighting more information about these findings, including independent perspectives from Philippe Pibarot, DVM, PhD, FAHA, head of cardiology research, Université Laval and Dr. Sreekanth Vemulapalli, associate professor of medicine, medical director, Duke Echo Lab, can be found at https://ir.kardigan.bio/.
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Topline data from the Phase 2b KATALYST-AV clinical trial of AVC at Week 48, alongside measures of cardiac structure and function, are expected in the second half of 2027.

Tonlamarsen: antisense oligonucleotide in development for acute severe hypertension

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Tonlamarsen is an investigational antisense oligonucleotide that targets hepatic angiotensinogen (AGT) for the management of blood pressure in patients with acute severe hypertension (ASH) post-hospitalization. The Company is currently evaluating tonlamarsen in the Phase 2 KARDINAL-ASH randomized, placebo-controlled clinical trial in patients with ASH.
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Earlier this month the Company presented data at the American Heart Association Scientific Sessions, including:
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Blood Pressure Lowering Following a Single Dose of Tonlamarsen Compared with a Single Dose of Placebo: A Post-Hoc Analysis of the KARDINAL Randomized Trial [oral presentation 6514]. Data were simultaneously published in the American Journal of Preventive Cardiology.
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Interpretable Machine Learning Identifies Predictors of Response to Hepatic Angiotensinogen Suppression in Uncontrolled Hypertension [moderated poster session 0816].
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Angiotensinogen as a Risk Enhancer for Severe Hypertension: Sex-Specific Thresholds [moderated poster session 1369].
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Enrollment is ongoing in the Phase 2 KARDINAL-ASH clinical trial. Early insights from study start-up, ongoing research in patients with ASH and investigator engagement are being used to refine the study, consistent with the Company's adaptive development approach. The goal is to match each patient’s disease mechanism to the unique mechanism of tonlamarsen and maximize the potential benefit. Topline data are now expected in the second half of 2027.

Additional Highlights

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On September 30, the Company announced the appointment of Kristin Reinke, vice president of finance at Google, to its Board of Directors and as chair of the Audit Committee, further strengthening the Company's public company and financial governance capabilities.

Third Quarter Financial Results

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Cash Position: Cash, cash equivalents and investments were $591.4 million as of September 30, 2026, compared to $335.5 million as of December 31, 2025. The increase primarily reflects net proceeds from the Company’s initial public offering in June 2026, primarily offset by cash used in operations. Current cash runway supports continued advancement of danicamtiv, ataciguat and tonlamarsen through clinical data readouts and the initiation of Phase 3 clinical trials across all three programs.
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R&D Expenses: Research and development expenses were $64.4 million for the quarter ended September 30, 2026, compared to $49.1 million for the comparable prior-year period.
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Net Loss: Net loss was $58.6 million for the quarter ended September 30, 2026, compared to $60.2 million for the comparable prior year period.

Selected Condensed Consolidated Statement of Operations and Comprehensive Loss

	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except share and per share amounts)	2026	2025	2026	2025
Operating expenses:
Research and development	$64,359	$49,139	$165,791	$103,752
General and administrative	22,245	9,935	54,755	38,525
Change in fair value of contingent milestone liabilities	(21,789)	—	21,740	—
Total operating expenses	64,815	59,074	242,286	142,277
Loss from operations	(64,815)	(59,074)	(242,286)	(142,277)
Other income (expense):
Interest income	6,236	1,471	11,794	3,371
Change in fair value of preferred stock tranche obligations	—	5,012	—	1,100
Bargain purchase gain	—	—	—	5,232
Warrant issuance expense	—	(7,358)	—	(7,358)
Other income (expense), net	11	(207)	(383)	145
Loss before income taxes	(58,568)	(60,156)	(230,875)	(139,787)
Income tax benefit	—	—	—	4,167
Net loss	$(58,568)	$(60,156)	$(230,875)	$(135,620)
Net loss per share attributable to common stockholders, basic and diluted	$(0.64)	$(4.43)	$(5.22)	$(10.80)
Weighted-average common shares outstanding used in calculating net loss per share attributable to common stockholders, basic and diluted	92,072,013	13,574,615	44,219,136	12,559,797
Other comprehensive loss:
Unrealized loss on investments	(1,871)	(53)	(2,169)	(53)
Total comprehensive loss	$(60,439)	$(60,209)	$(233,044)	$(135,673)

Selected Condensed Consolidated Balance Sheet

	September 30,	December 31,
(in thousands)	2026	2025
Cash, cash equivalents and investments	$591,375	$335,485
Total assets	649,251	390,942
Total liabilities	76,733	55,127
Total redeemable convertible preferred stock	—	586,150
Total stockholders’ equity (deficit)	572,518	(250,335)

About Kardigan

Kardigan is a clinical-stage precision therapeutics company developing medicines that target the root cause of specific cardiovascular diseases where no approved treatments exist. Led by a proven and experienced management team, Kardigan is reimagining cardiovascular drug discovery and development through an integrated approach that unites deep cardiovascular biology, real-world patient data, and advanced analytics to enable more precise, efficient, and informed development of novel therapies. To learn more, visit Kardigan.bio.

About Prolaio

Prolaio, a wholly owned subsidiary of Kardigan, is a cardiovascular intelligence company that enables the collection of continuous, real-world physiologic data from patients in their daily lives outside the clinic. Powered by a proprietary data and analytics platform, Prolaio delivers high-frequency, objective patient data throughout a clinical trial, helping to optimize trial design, reduce patient burden, accelerate development, and advance novel digital clinical endpoints. To learn more, visit Prolaio.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, each as amended. The words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “would” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements include, but are not limited to, express or implied statements regarding our product candidates, including their potential safety, efficacy and therapeutic benefits, the ongoing or planned clinical trials for danicamtiv, ataciguat and tonlamarsen, including the expected enrollment, timing and topline data and the anticipated use of baseline, real-world observational data to inform future research; and the Company’s expectations regarding uses of capital, expenses and financial results, including the expectation that the Company’s cash runway will extend through multiple data readouts and initiation of Phase 3 clinical trials. Forward-looking statements are based on management’s current expectations and are subject to risks and uncertainties that could negatively affect Kardigan’s business, operating results, financial condition and stock value. Factors that could cause actual results to differ materially from those currently anticipated include: risks relating to the Company’s research and development activities; risks that interim results are not predictive of final results in a clinical trial, Kardigan’s ability to execute on its strategy, including obtaining the requisite regulatory approvals on the expected timeline, if at all; uncertainties relating to preclinical and clinical development activities; Kardigan’s ability to attract, integrate and retain key personnel; risks related to the Company’s financial condition and need for substantial additional funds in order to complete development activities and commercialize product candidates, if approved; risks related to regulatory developments and approval processes of the U.S. Food and Drug Administration and comparable foreign regulatory authorities; and risks related to establishing and maintaining Kardigan’s intellectual property protections; as well as other risks described in “Risk Factors,” in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2026, filed with the Securities and Exchange Commission (SEC) on November 12, 2026, as well as subsequent filings with the SEC. Kardigan expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations or any changes in events, conditions or circumstances on which any such statement is based, except as required by law, and claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Contacts

Media:

Michael Bachner

Executive Director, Corporate Communications

+1 (609) 664-7308

mbachner@kardigan.bio

Investors:

Clayton Robertson

Vice President, Investor Relations

investors@kardigan.bio

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